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                     January 12, 2023

       Paul Fielding
       Chief Operating Officer
       Catalyst Partners Acquisition Corp.
       20 University Road, Fourth Floor
       Cambridge, MA 02138

                                                        Re: Catalyst Partners
Acquisition Corp.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed December 21,
2022
                                                            File No. 001-40419

       Dear Paul Fielding:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Christian Nagler